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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                             Commission File Number: 000-50457

                                LUKE ENERGY LTD.
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             (Exact name of registrant as specified in its charter)

                        SUITE 1200, 520-5TH AVENUE S.W.,
                        CALGARY, ALBERTA, CANADA T2P 3R7
                                 (403) 261-4811
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON SHARES
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
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          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)   [_]                 Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)    [_]                 Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)   [_]                 Rule 12h-3(b)(2)(ii)   [_]
                                           Rule 15d-6             [_]

Approximate number of holders of record as of the certification or
notice date:    230

Pursuant to the requirements of the Securities Exchange Act of 1934, Luke Energy Ltd. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: February 8, 2006                   By: /s/ Carrie McLauchlin
                                              ----------------------------------
                                              Name:  Carrie McLauchlin
                                              Title: Vice President -- Finance
                                                     & Chief Financial Officer

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